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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Wilson W. Cheung Chief Financial Officer (510) 683-5900
Leslie Green Green Communications Consulting, LLC (650) 312-9060

AXT, Inc. Announces Pricing of Underwritten Public Offering

FREMONT, Calif., December 15, 2006—AXT, Inc. (NASDAQ: AXTI) today announced the pricing at $4.50 per share of its underwritten public offering of 5,750,000 shares of its common stock. The amount of shares reflects an increase of 1,600,000 shares over the amount of shares anticipated to be sold as announced in a press release from AXT on November 30, 2006. AXT has granted Needham & Company, LLC, the sole underwriter for the offering, the right to purchase up to an additional 862,500 shares of common stock to cover over allotments, if any, at any time on or before January 13, 2007. AXT estimates the net proceeds to it from the offering will be approximately $24.2 million, or approximately $27.9 million if Needham & Company, LLC exercises its over-allotment option in full, after payment of the underwriting discount and estimated expenses of this offering, and anticipates that the offering will close on December 19, 2006.

The offering of the shares may be made only by means of the prospectus supplement and an accompanying prospectus under the company's shelf registration statement declared effective by the Securities and Exchange Commission on August 3, 2006. Copies of the prospectus supplement and the accompanying prospectus can be obtained from Needham & Company, LLC, at 445 Park Avenue, New York, New York 10022 or by telephone at (212) 705-0416.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

About AXT, Inc.
AXT develops and produces high-performance compound and single element semiconductor substrates, including substrates made from gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge). The company's substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications.

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including statements related to the company's proposed underwritten public offering. Such forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to AXT's operations and business environment, which could cause AXT's actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include whether or not the underwriter elects exercise its right to purchase additional shares to cover over-allotments, which would affect the net proceeds raised by the AXT in the offering, and the closing of the underwritten public offering, which if were it not occur would materially affect AXT's future financial position. These factors are difficult to predict and many are beyond AXT's control. AXT does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

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AXT, Inc. Announces Pricing of Underwritten Public Offering